EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED CAPITALIZATION

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

The undersigned, being the Secretary of Denny’s Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

1. That Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence in Article FOURTH in its entirety and by substituting in lieu thereof a new sentence to read as follows:

“The total number of shares of stock which the Corporation is authorized to issue is 160,000,000 of which 135,000,000 shall be shares of Common Stock, par value $.01, and 25,000,000 shall be Preferred Stock, par value of $.10.”

2. That the foregoing amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the GCL.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this 25th day of August, 2004.

DENNY’S CORPORATION

By:	/s/ Rhonda J. Parish
Name:	Rhonda J. Parish
Title:	Executive Vice President, General Counsel and Secretary